Exhibit 23.3

Ernst & Young LLP Chartered Accountants Ernst & Young Tower 222 Bay Street, P.O. Box 251 Toronto, Ontario M5K 1J7 Tel: 416 864 1234 Fax: 416 864 1174 ey.com/ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2012 with respect to the financial statement of the Sprott Physical Platinum and Palladium Trust (the “Trust”) as at March 31, 2012, included in the Registration Statement on Form F-1 (File No. 333-179017) and related Prospectus of the Trust dated April 20, 2012.

Toronto, Canada	Chartered Accountants
April 20, 2012	Licensed Public Accountants